The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 11, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 30, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Noah Education Holdings Ltd. and Rainbow Education Merger Sub Holding Limited a wholly-owned subsidiary of Rainbow Education Holding Limited became effective on July 30, 2014. Each American Depositary Share (Each representing One Ordinary Share) of Noah Education Holdings Ltd. was converted into $2.85 per share in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 31, 2014.